AMERICAN STOCK EXCHANGE LLC

DETERMINATION AND NOTIFICATION OF REMOVAL FROM LISTING

AND/OR REGISTRATION UNDER SECTION 12(b) OF THE

SECURITIES EXCHANGE ACT OF 1934

Attachment to Form 25

January, 30 2008

The American Stock Exchange LLC (the “Exchange” or “Amex”), pursuant to Section 12(d) of the Securities Exchange Act of 1934 and Rule 12d2-2(b) promulgated thereunder by the Securities and Exchange Commission (the “Commission”), has determined to strike from listing and registration on the Exchange, the following:

Apogee Technology, Inc.

Common Stock, $0.01 Par Value

Commission File Number – 001-10456

1.

The standards of the Exchange provide, among other things, that consideration may be given to the removal of a security when: (i) the financial condition and/or operating results of the issuer appear to be unsatisfactory; (ii) the issuer has failed to comply with its listing agreements with the Exchange; or (iii) any other event shall occur or any condition shall exist which makes further dealings on the Exchange unwarranted.

In applying these standards, the Exchange gives consideration to delisting the securities of a company that is not in compliance with:

(a)

Section 1003(a)(i) of the Amex Company Guide (the “Company Guide”) which requires a company to maintain at least $2 million in shareholders’ equity if the company has reported losses from continuing operations and/or net losses in two of its three most recent fiscal years;

(b)

Section 1003(a)(ii) of the Company Guide which requires a company to maintain at least $4 million in shareholders’ equity if the company has reported losses from continuing operations and/or net losses in three of its four most recent fiscal years;

(c)

Section 1003(a)(iii) of the Company Guide which requires a company to maintain at least $6 million in shareholders’ equity if the company has reported losses from continuing operations and/or net losses in its five most recent fiscal years.

2.

The Common Stock of Apogee Technology, Inc. (the “Company” or “Apogee”) does not qualify for continued listing for the following reasons:

(a)

The Company has incurred net losses and losses from continuing operations as follows:

Fiscal Years Ended December 31,      Net Income/ (Loss)

(Loss) from Continuing Operations

2006

         ($2,971,000)

($3,540,000)

2005

          $2,952,000

($5,518,000)

2004

         ($3,385,000)

($3,408,000)

2003

         ($270,000)

($273,000)

2002

         ($1,065,000)

($1,065,000)

Nine-Months Ended

Net (Loss)

(Loss) From Continuing Operations

September 30, 2007

($2,201,000)

($2,324,000)

(b)

At September 30, 2007, the Company reported shareholders’ equity of $773,673.

3.

In reviewing the eligibility of the Company’s Common Stock for continued listing, the Exchange has complied with its standards and procedures as follows:

(a)

On November 1, 2006 the Company was notified by the Amex that following a review of the Company’s quarterly report on Form 10-QSB for the period ended June 30, 2006, Apogee was not in compliance with Sections 1003(a)(ii) and 1003(a)(iii) of the Company Guide.

The Company was given the opportunity to submit a plan by December 1, 2006 outlining its plan to regain compliance with the Amex continued listing standards within a maximum of 12 months, or by November 1, 2007 (the “Plan Period”). In accordance with commentary .01 to Section 1009 of the Company Guide the Company was given a plan period of less than 18 months.

(b)

On November 30, 2006, the Company submitted to Staff its plan to regain compliance with the Amex continued listing standards (the “Plan”). The Company provided a supplement to the Plan on December 20, 2006. By letter dated January 12, 2007, Apogee was notified that the Exchange determined that the Company made a reasonable demonstration of its ability to regain compliance with the continued listing standards by the end of the Plan Period.

(c)

On August 14, 2007, the Company filed its Form 10-QSB for the six months ended June 30, 2007. At and for the six month period the Company reported shareholders’ equity of $1,426,548 and a net loss of $1,488,189. Consequently, Apogee was notified on September 26, 2007 that following a review of its Form 10-QSB for the period ended June 30, 2007 it was not in compliance with Section 1003(a)(i) of the Company Guide.

(d)

The Company did not resolve the quantitative deficiencies by November 1, 2007 and therefore failed to regain compliance with the Exchanges continued listing standards within the plan period provided by Staff.

(e)

Via correspondence dated November 2, 2007, the Exchange notified Apogee that it had determined to initiate immediate delisting proceedings against the Company based on the Staff’s determination that the Company failed to regain compliance with the Exchange’s quantitative continued listing standards by the end of the Plan Period, November 1, 2007 (the “Staff Determination”). The Company was also notified of its limited right, in accordance with Sections 1203 and 1009(d) of the Company Guide, to request a hearing before a Listing Qualifications Panel (“Panel”) within seven days of the Determination, or by, November 7, 2007.

(f)

On November 7, 2007, the Company requested, an oral hearing to appeal the Staff Determination before a Panel. A hearing date was set for December 12, 2007.

(g)

On December 12, 2007, a hearing, at which the Company was present, was conducted before the Panel. By letter dated December 18, 2007, the Exchange notified the Company of the Panel’s decision to deny the Company’s appeal for continued listing of its common stock on the Amex and to authorize delisting proceedings. The letter also informed the Company of its right, in accordance with Section 1205 of the Company Guide, to request that the Exchange’s Committee on Securities review the Panel’s decision within fifteen calendar days.

(h)

The Company did not appeal the Panel’s decision to the Committee on Securities within the requisite time period and had not otherwise regained compliance with the continued listing standards.

Accordingly, the Exchange, having complied with all of its procedures, is authorized to file this application in accordance with Section 12 of the Securities Exchange Act of 1934 and the rules promulgated thereunder.

4.

In the opinion of the Exchange, all of the material facts relating to the reasons for this application are contained herein.

5.

The Exchange official whose signature is set forth below is duly authorized to file this application.

6.

In accordance with the provisions of Rule 12d2-2, the Exchange has issued public notice of its final determination to remove the Company’s securities from listing and/or registration by issuing a press release and posting notice on www.amex.com.  Further, a copy of this application has been forwarded to Mr. Herbert M. Stein, Chairman & Chief Executive Officer of Apogee Technology, Inc.

/s/

Dennis J. Meekins

Vice President, Listing Qualifications

American Stock Exchange LLC